Exhibit 3.5

CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION TO

A DELAWARE CORPORATION

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Filed in accordance with the provisions of Section 265 of the

General Corporation Law of the State of Delaware

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The undersigned, being duly authorized to execute and file this Certificate of Conversion from a non-Delaware corporation to a Delaware corporation for the purposes of converting Sagent Holding Co., a Cayman Islands exempted company (the “Converting Entity”), into a corporation pursuant to Section 265 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST:	The jurisdiction where the Converting Entity was first formed is the Cayman Islands.

SECOND:	The jurisdiction immediately prior to filing this Certificate of Conversion is the Cayman Islands.

THIRD:	The date the Converting Entity was first formed is January 26, 2006.

FOURTH:	The name of the Converting Entity immediately prior to filing this Certificate of Conversion is Sagent Holding Co.

FIFTH:	The name of the domestic corporation as set forth in the attached Certificate of Incorporation is Sagent Pharmaceuticals, Inc.

SIXTH:	The effective date of the conversion shall be April 26, 2011 at 7:00 a.m. Eastern Standard Time (“Effective Date”).

SEVENTH:	Upon the Effective Date, the Certificate of Incorporation of Sagent Pharmaceuticals, Inc. shall be made effective.

The undersigned, being the duly authorized person of the Converting Entity, for the purposes of converting the Converting Entity into a domestic corporation pursuant to Section 265 of the DGCL, does make this Certificate of Conversion, hereby declare and certify that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hands on the 19th day of April, 2011.

By:	/s/ Jeffrey Yordon
Name:	Jeffrey Yordon
Title:	Chief Executive Officer